Exhibit 32.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, the undersigned hereby certifies in his capacity as an officer of First Carolina Financial Services, Inc. (the "Company") that the Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 2026 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

First Carolina Financial Services, Inc.

Date: August 14, 2026	By:	/s/ Ronald A. Day
Ronald A. Day
President and Chief Executive Officer